Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the use of our reports dated August 7, 2015, with respect to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, the related financial statement schedule II – Valuation and Qualifying Accounts and Reserves, for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, incorporated herein by reference. Our report dated August 7, 2015, on the effectiveness of internal control over financial reporting as of June 30, 2015, contains an explanatory paragraph relating to the exclusion from management’s assessment of and from our evaluation of Harman International Industries, Incorporated and subsidiaries’ internal control over financial reporting as of June 30, 2015 associated with the acquisitions of Southern Vision Systems, Inc., certain automotive assets of Bang & Olufsen A/S, Symphony Teleca Corporation, Red Bend Ltd., S1nn GmbH & Co. KG and I.P.S.G. International Product Solution Group Pty Ltd and VFX Systems Pty Ltd.

/s/ KPMG LLP

Stamford, Connecticut

January 29, 2016